Exhibit 10.1

AMENDED AND RESTATED CREDIT AGREEMENT

among

BOSTON PRIVATE FINANCIAL HOLDINGS, INC.

as Borrower,

SUNTRUST BANK, as Administrative Agent and Structuring Agent,

and the BANKS named herein

As of September 29, 2004

-i-

TABLE OF CONTENTS

(continued)

-ii-

TABLE OF CONTENTS

(continued)

-iii-

AMENDED AND RESTATED CREDIT AGREEMENT

AMENDED AND RESTATED CREDIT AGREEMENT dated as of September 29, 2004 among BOSTON PRIVATE FINANCIAL HOLDINGS, INC., a Massachusetts corporation (the “Borrower”), each of the banks named on the signature pages hereto under the caption “Banks” (individually, a “Bank” and, collectively, the “Banks”) and SUNTRUST BANK, as administrative agent and structuring agent for the Banks.

WHEREAS, the Borrower, the Banks and The Northern Trust Company, as agent, are parties to a Credit Agreement dated October 31, 2003 (the “Existing Credit Agreement”); and

WHEREAS, the parties wish to amend the Existing Credit Agreement to provide, among other things, for increased Commitments and a substitution of SunTrust Bank, as administrative and structuring agent, for The Northern Trust Company, as agent;

NOW, THEREFORE, the Existing Credit Agreement is hereby amended and restated in its entirety as follows:

SECTION 1. DEFINITIONS AND ACCOUNTING

1.1 Defined Terms. As used herein, the following terms shall have the following meanings (terms defined in this Section 1.1 or in other provisions of this Agreement in the singular to have correlative meanings when used in the plural and vice versa):

“Agent” means SunTrust Bank, as administrative agent and structuring agent, together with its successors in such capacity.

“Agreement” shall mean this Credit Agreement, as amended, modified, or supplemented from time to time.

“Applicable Margin” shall mean, for any day, the applicable of the following percentages per annum in effect with respect to such day as the ratio of Indebtedness of the Borrower to Tier 1 Capital then in effect:

	Level I	Level II			Level III
Ratio	<15%	≥	15	% but ≤ 30%	>30%
Federal Funds Rate	+1.25%		+1.50%		+1.75%
Base Rate	-1.00%		-0.75%		-0.50%

For purposes of determining the Applicable Margin, the Indebtedness to Tier 1 Capital ratio shall be calculated by the Borrower as provided in Section 8.4(b), based upon the most recent financial statements delivered pursuant to Section 8.2(a) or (b) and after giving effect to the proposed borrowing and proposed use of funds, if to be paid within seven days, as at the time of each borrowing and shall be reported to the Agent pursuant to a certificate executed by an Authorized Officer of the Borrower and delivered concurrently with the notice of borrowing under Section 6.2 hereof. The Applicable Margin shall be adjusted, if necessary, effective on the borrowing date; provided, that if such certificate is not delivered concurrently with the notice of borrowing, then the Applicable Margin for Level III shall apply until the date such certificate is actually delivered and unless it indicates that a lower Applicable Margin is applicable. Until adjusted as described above, commencing on the date of this Agreement, the Applicable Margin shall equal the percentage specified for Level II. Each rate set forth in the above table shall be increased by 0.25% per annum at any time that Borrower is not “well capitalized” calculated on a consolidated basis for the Borrower and its Subsidiaries in a manner consistent with the calculation for a bank under the Federal Deposit Insurance Corporation Improvement Act of 1991 and any regulations issued thereunder (including 12 C.F.R. § 565.4), amended as supplemented from time to time; provided, however, that for the purpose of this sentence only “well capitalized” will be determined, including the Forward Contract as Tier One Capital.

“Authorized Officer” shall mean, with respect to the giving of a notice of borrowing pursuant to Section 2.2, each of the Persons named on Schedule 2 and any other Person identified in a notice from a Person who is then an Authorized Officer to the Agent as being an “Authorized Officer.” Any “Authorized Officer” shall cease to be such at any time that a Person who is an Authorized Officer shall provide notice to the Agent that the named Authorized Officer has ceased to be an Authorized Officer; provided, that the Agent shall be fully protected in accepting and acting on borrowing notices or other notices from any Person who is an Authorized Officer prior to actual receipt of notice of such cessation and such notices shall bind the Borrower.

“Base Rate” shall mean the higher of (i) the per annum rate which SunTrust publicly announces from time to time to be its prime lending rate, as in effect from time to time, and (ii) the Federal Funds Rate, as in effect from time to time, plus one-half of one percent (.50%). SunTrust’s prime lending rate is a reference rate and does not necessarily represent the lowest or best rate charged to customers. Sun Trust may make commercial loans or other loans at rates of interest at, above or below the SunTrust’s prime lending rate. Each change in the SunTrust’s prime lending rate shall be effective from and including the date such change is publicly announced as being effective.

“Base Rate Loans” shall mean Loans the interest rates on which are determined on the basis of the Base Rate.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in Atlanta, Georgia are authorized or required by law to close.

“Capital Lease Obligations” shall mean, as to any Person, the obligations of such Person which are required to be accounted for as capital leases on a balance sheet of such Person under GAAP and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Change of Control” shall mean, with respect to any Person, an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) become the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 30% or more of the equity securities of such Person entitled to vote for members of the board of directors or equivalent governing body of such Person on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

(b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of such Person ceases to be composed of individuals (i) who were members of the board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors).

“Code” shall mean the Internal Revenue Code of 1986 as amended from time to time.

“Commitment” shall mean, as to each Bank, the obligation of such Bank to make Loans to the Borrower under this Agreement in an aggregate amount not at any time exceeding the amount set forth opposite the name of such Bank in the “Commitment” column in Schedule 1 or, where the context so requires, the amount of such obligation, as the same may be reduced from time to time pursuant to Section 2.3.

“Convert,” “Conversion” and “Converted” shall refer to a conversion pursuant to Section 2.4 hereof of Loans of one type into Loans of another type.

“Credit Extension” shall mean the making of any Loan.

“Default” shall mean an Event of Default or an event that with notice or lapse of time or both would become an Event of Default.

“Dollars” and “$” shall mean lawful money of the United States of America.

“Environmental Laws” shall mean all federal, state, and local laws, including statutes, regulations, ordinances, codes, rules, and other governmental restrictions and requirements, relating to the discharge of air pollutants, water pollutants, or process waste water or otherwise relating to the environment or hazardous substances or the treatment, processing, storage, disposal, release, transport, or other handling thereof, including, but not limited to, the federal Solid Waste Disposal Act, the federal Clean Air Act, the federal Clean Water Act, the federal Resource Conservation and Recovery Act, the federal Hazardous Materials Transportation Act, the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the federal Toxic Substances Control Act, regulations of the Nuclear Regulatory Agency, and regulations of any state department of natural resources or state environmental protection agency, in each case as now or at any time hereafter in effect.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974 as amended from time to time.

“ERISA Affiliate” shall mean any corporation or trade or business that is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Borrower or is under common control (within the meaning of Section 414(c) of the Code) with the Borrower.

“Event of Default” shall have the meaning attributed thereto in Section 9 hereof.

“Fed Funds Rate Loans” shall mean Loans the interest rates on which are determined on the basis of rates referred to in the definition of “Fed Funds Rate.”

“Fed Funds Rate” shall mean the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers. The Fed Funds Rate shall be determined by the Agent on the basis of reports by federal funds brokers to, and published daily by, the Federal Reserve Bank of New York in the Composite Closing Quotations for U.S. Government Securities. If such publication is unavailable or the Fed Funds Rate is not set forth therein, the Fed Funds Rate shall be determined on the basis of any other source reasonably selected by the Agent. The Fed Funds Rate applicable each day shall be the Fed Funds Rate reported as applicable to federal funds transactions on that date. In the case of Saturday, Sunday, or legal holiday, the Fed Funds Rate shall be the rate applicable to federal funds transactions on the immediately preceding day for which the Fed Funds Rate is reported.

“Forward Contract” shall mean the forward sale agreement pursuant to which an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated has agreed to borrow and sell 2.3 million shares of the Borrower’s common stock. In the first quarter of 2004, the Borrower sold 700,000 shares of the 2.3 million shares available in the forward sale agreement; leaving 1.6 million shares available for future sale. The forward sale agreement provides for settlement on a settlement date or dates to be specified at the discretion of the Borrower until December 11, 2004 (or thereafter upon extension of such date) at an initial forward sale price of $22.89 per shares. The forward sale price will be increased based on an interest factor that is based on the federal funds rate, less a spread, and decreased for subsequent dividends by the Borrower.

“FR Report Y-9C” shall mean the “Consolidated Financial Statements for Bank Holding Companies-FR Y-9C” submitted by the Borrower as required by Section 5(c) of the Bank Holding Company Act (12 U.S.C. 1844) and Section 225.5(b) of Regulation Y (12 CFR 225.5(b)), or any successor or similar replacement report.

“FR Report Y9-LP” shall mean the “Parent Company Only Financial Statements for Large Bank Holding Companies-FR Y-9LP” submitted by the Borrower as required by Section 5(c) of the Bank Holding Company Act (12 U.S.C. 1844) and Section 225.5(b) of Regulation Y (12 CFR 22.5(b)), or any successor or similar replacement report.

“GAAP” shall mean generally accepted accounting principles as in effect from time to time.

“Guarantee” shall mean (a) a guarantee, an endorsement, a contingent agreement to purchase or to furnish funds for the payment or maintenance of, or otherwise to be or become contingently liable under or with respect to, the Indebtedness, other obligations, net worth, working capital, or earnings of any Person, (b) a guarantee of the payment of dividends or other distributions upon the stock or other equity interests of any Person, or (c) an agreement to purchase, sell, or lease (as lessee or lessor) property or services primarily for the purpose of enabling a debtor to make payment of such debtor’s obligations or to assure a creditor against loss, including causing a bank or other financial institution to issue a letter of credit or other similar instrument for the benefit of another Person, but excluding endorsements for collection or deposit in the ordinary course of business. The terms “Guarantee” and “Guaranteed” shall have correlative meanings.

“Hedging Transaction” of any Person shall mean any transaction (including an agreement with respect thereto) now existing or hereafter entered into between such Person and any counterparty, including without limitation any Bank or affiliate of any Bank, that is a rate swap, basis swap, forward rate transaction, commodity swap, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collateral transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures. The amount of any obligation under a Hedging Agreement at any time shall be calculated in accordance with GAAP, but may be calculated on a mark –to-market basis, as determined by the Agent.

“Indebtedness” shall mean, as to any Person: (a) obligations created, issued, or incurred by such Person in respect of deposits taken or for borrowed money (whether by loan or by the issuance and sale of certificates of deposit or debt securities or the sale of property to another Person subject to an understanding, contingent or otherwise, to repurchase such property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of property or services, other than trade accounts payable (other than for borrowed money) arising in the ordinary course of business so long as such trade accounts payable are not past due; (c) obligations of others secured by a Lien on the property of such Person, whether or not the respective obligations so secured have been assumed by such Person; (d) obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (e) Capital Lease Obligations of such Person; and (f) Indebtedness of others Guaranteed by such Person. In determining Indebtedness of the Borrower, Trust Indebtedness and Trust Guaranties shall be excluded.

“Lending Office” shall mean, for each Bank, the lending office of such Bank designated on Schedule 1 hereto or such other office of such Bank as such Bank may from time to time specify to the Agent and the Borrower as the office by which its Loans are to be made and maintained.

“Level” shall mean any of the three ratio ranges applicable to the Indebtedness to Tier One Capital ratio as set forth in the table contained in the definition of “Applicable Margin”.

“Lien” shall mean, with respect to any property of any Person, any mortgage, lien, pledge, charge, security interest, or encumbrance of any kind in respect thereof, including the interest of a vendor or lessor under any conditional sale, security lease, or other title retention agreement with respect to any property purchased, leased, or otherwise held by such Person.

“Loan” shall mean a Loan made on or before the Revolving Credit Commitment Termination Date pursuant to Section 2.2.

“Majority Banks” shall mean at any time at least two Banks holding at least 51% of the unpaid principal amount of the Loans; provided, that if no Loan is then outstanding, “Majority Banks” shall mean at least two Banks having at least 51% of the aggregate amount of the Commitments.

“Margin Stock” shall mean margin stock within the meaning of Regulations U and X.

“Multiemployer Plan” shall mean a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been made by the Borrower or any ERISA Affiliate as a “contributing sponsor (within the meaning of Section 4001(a)(13) of ERISA.)

“Nonperforming Loans” shall have the meaning attributed thereto in Section 8.4(c).

“Notes” shall mean the promissory notes provided for by Section 2.8 hereof.

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Percentage” shall mean, as to each Bank, the percentage set forth in the “Percentage” column opposite the name of such Bank in Schedule 1, as the same may be amended in accordance with this Agreement.

“Person” shall mean any individual, corporation, company, limited liability company, voluntary association, partnership, trust, estate, unincorporated organization, or government (or any agency, instrumentality, or political subdivision thereof).

“Plan” shall mean an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA.

“Post-Default Rate” shall mean a rate per annum equal to 2% above the Base Rate.

“Quarterly Dates” shall mean the last Business Day of each March, June, September, and December.

“Regulations D, U, and X” shall mean, respectively, Regulations D, U, and X of the Board of Governors of the Federal Reserve System (or any successor), as the same may be amended or supplemented from time to time.

“Regulatory Change” shall mean any change after the date of this Agreement in federal, state, or foreign law or regulations (including, without limitation, Regulation D) or the adoption, modification, or making after such date of any interpretation, guideline, directive, or request applying to a Bank (whether or not having the force of law) by any court or governmental, regulatory, or monetary authority.

“Revolving Credit Commitment Termination Date” shall mean September 28, 2005, as such date may be extended pursuant to Section 2.10.

“Subsidiary” shall mean any Person (a) of which at least a majority of the outstanding shares of stock or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other governing body of such Person (irrespective of whether any other class of stock or other ownership interests might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by the Borrower or (b) that is a Subsidiary Bank.

“Subsidiary Bank” shall mean each Subsidiary, which is a banking institution.

“SunTrust” means SunTrust Bank.

“Tier 1 Capital” means the same as that determined under the capital formula used by the Federal Reserve Board.

“Total Credits” shall mean at any time the sum of the aggregate outstanding principal amount of Loans.

“Trust Guarantee” shall mean any guarantee of the Borrower of the Trust Preferred Securities, which guarantee is subordinate and junior in right of payment to the prior payment of the obligations of the Borrower hereunder and under the Notes on terms satisfactory to the Majority Banks.

“Trust Indebtedness” shall mean Indebtedness of the Borrower payable to the Trust Issuer or its transferees (a) which is due not earlier than the date thirty (30) years after its issuance, (b) which may not be redeemed earlier than five (5) years after issuance and (c) the payment of which is subordinate and junior in right of payment to the prior payment of the obligations of the Borrower hereunder and under the Notes on terms satisfactory to the Majority Banks.

“Trust Issuer” shall mean a wholly-owned Subsidiary of the Borrower.

“Trust Preferred Securities” shall mean preferred securities issued by the Trust Issuer (a) which are subject to mandatory redemption not earlier than the date thirty (30) years after issuance and (b) which may not be optionally redeemed earlier than five (5) years after issuance.

“type” means a type of Loan, i.e. either a Federal Funds Rate Loan or a Base Rate Loan.

1.2 Accounting. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to the Agent or the Banks hereunder shall be prepared in accordance with GAAP applied on a basis consistent with the audited consolidated financial statements of the Borrower and its Subsidiaries referred to in Section 7.3(a) hereof (except for changes concurred with by the Majority Banks).

SECTION 2. THE LOANS

2.1 Loans.

(a) Each Bank severally agrees, on the terms and subject to the conditions of this Agreement (including without limitation Section 2.1(c)), to make loans to the Borrower during the period from and including the date hereof to and including the Revolving Credit Commitment Termination Date in an aggregate principal amount at any one time outstanding up to but not exceeding the amount of such Bank’s Commitment as then in effect. Subject to the terms of this Agreement, during such period the Borrower may borrow, repay, and reborrow the amount of the Commitments from time to time in effect by means of Base Rate Loans and Fed Funds Rate Loans and may Convert Loans of one type into Loans of another type.

(b) Loans may be borrowed pursuant to Section 2.2, upon notice given by the Borrower.

(c) Anything in this Agreement to the contrary notwithstanding, the Banks shall have no obligation to make any Loans if, after giving effect thereto, the Total Credits would exceed the aggregate amount of the Commitments.

2.2 Loans Pursuant to Notice. The Borrower may, subject to the terms and conditions of this Agreement, borrow Loans by notice given by an Authorized Officer to the Agent in accordance with Section 4.5(a). Loans made pursuant to this Section 2.2 on any day shall be in an aggregate amount not less than that specified in Section 4.4 and shall consist of Loans of the same type. Not later than 2:30 p.m. Atlanta time on the date specified for each borrowing under this Section 2.2, each Bank shall make available the amount of the Loan to be made by it on such date to the Agent, from such account as it shall specify, in immediately available funds, for the account of the Borrower. The amount so received by the Agent shall, subject to the terms and conditions of this Agreement, be made promptly available to the Borrower by depositing the same, in immediately available funds, in an account of the Borrower maintained at the Agent.

2.3 Voluntary Reduction of Commitments. The Borrower shall have the right to terminate or reduce the aggregate amount of the unused Commitments at any time or from time to time, provided that: (i) the Borrower shall give notice of each such termination or reduction as provided in Section 4.5 hereof; (ii) each partial reduction shall be in an aggregate amount at least equal to $5,000,000 and in integral multiples of $5,000,000; (iii) the aggregate amount of Commitments shall not be reduced below the Total Credits then outstanding; (iv) no such reduction shall cause the Commitment of any Bank to be reduced below the outstanding principal amount of Loans made by such Bank; and (v) Commitments once terminated or reduced may not be reinstated.

2.4 Prepayment and Conversions. Subject to Section 5.5 hereof, the Borrower shall have the right to prepay the principal of the Loans or to Convert Loans of one type into Loans of another type at any time, provided that: (a) the Borrower shall give the Agent notice of each such prepayment or Conversion, as provided in Section 4.4 hereof; and (b) prepayments shall be in a minimum principal amount of $1,000,000 and in integral multiples of $1,000,000.

2.5 Interest.

(a) The Borrower promises to pay to the Agent for the account of each Bank interest on the unpaid principal amount of each Loan made by such Bank for the period from and including the date of such Loan to, but excluding, the date such Loan shall be paid in full, (i) while such Loan is a Base Rate Loan, for each day at a rate per annum equal to the sum of the Base Rate as in effect on such day plus the Applicable Margin; and (ii) while such Loan is a Fed Funds Rate Loan for each day, at a rate per annum equal to the sum of the Fed Funds Rate as in effect on such day plus the Applicable Margin.

(b) Notwithstanding the foregoing, the Borrower will pay to the Agent for the account of the Person entitled thereto interest at the Post-Default Rate on (i) any principal of any Loan and (ii) (to the fullest extent permitted by law) any interest or other amount payable by the Borrower hereunder or under any Note which shall not be paid in full when due (whether at stated maturity, by acceleration or otherwise), for each day during the period from and including the due date thereof to but excluding the date the same is paid in full.

(c) Accrued interest shall be payable in (i) in the case of Base Rate Loans, quarterly in arrears on the Quarterly Dates and on the Revolving Credit Commitment Termination Date, (ii) in the case of Fed Funds Rate Loans, monthly in arrears on the last Business Day of the month and on the Revolving Credit Commitment Termination Date, and (iii) in the case of any Loan, upon the payment or prepayment thereof or the Conversion of such Loan to a Loan of another type (but only on the principal amount so paid, prepaid, or Converted); provided, that interest payable at the Post-Default Rate shall be payable from time to time on demand and interest on any Loan that is Converted into a Base Rate Loan pursuant to Section 5.4 hereof shall be payable on the date of Conversion (but only to the extent so Converted).

2.6 Lending Offices. The Loans made by each Bank shall be made and maintained at such Bank’s Lending Office for Loans of such type.

2.7 Several Obligations; Remedies Independent. The obligations of the Banks under this Agreement are several and the failure of any Bank to make any Loan on the date specified therefor shall not relieve any other Bank of its obligation to make the Loan to be made by it on such date, but neither any Bank nor the Agent shall be responsible for the failure of any other

Bank to make any Loan. The amounts payable by the Borrower at any time hereunder and under the Notes to the Agent and each Bank shall be a separate and independent debt, and the Agent and each Bank shall be entitled to protect and enforce its rights arising out of this Agreement and the Notes, and it shall not be necessary for any other Bank or the Agent to consent to, or be joined as an additional party in, any proceedings for such purposes.

2.8 Notes. The obligation of the Borrower to pay principal of and interest on the Loans made by each Bank hereunder shall be evidenced by a single promissory note of the Borrower payable to such Bank in substantially the form of Exhibit A hereto. The date, amount, and type of each Loan made by each Bank, and the date and amount of each payment made on account of the principal thereof, shall be recorded by such Bank on its books and, prior to any transfer of any Note evidencing such Loan held by it, endorsed by such Bank on the schedule attached to such Note or any continuation thereof; provided, however, that any failure to so record shall not affect the Borrower’s obligations under this Agreement or the Notes.

2.9 Business Day Payments. If the due date of any amount payable hereunder shall fall on a day, which shall not be a Business Day, the due date of such amount shall be postponed to the next Business Day thereafter.

2.10 Extension of Commitments and Replacement of Banks.

(a) The Borrower may request an extension of the Revolving Credit Commitment Termination Date by submitting a request for extension to the Agent and each Bank (other than a Bank excluded from such request as provided in the next to last sentence of this paragraph) (each such request being an “Extension Request”) no more than sixty (60) days or less than 45 days prior to the then existing Revolving Credit Commitment Termination Date. The Agent and each Bank receiving such an Extension Request may, in accordance with such Extension Request but in the absolute and sole discretion of the Agent and such Bank, agree to extend the Revolving Credit Commitment Termination Date by delivering to the Borrower and the Agent an irrevocable notice (a “Consent Notice”) to such effect, which consent shall specifically refer to this Section 2.10 and which shall be given no later than thirty (30) days prior to the then existing Revolving Credit Commitment Termination Date (the period between the receipt of the Extension Notice and the 30-day deadline for response being referred to as the “Consent Period”). The new Revolving Credit Commitment Termination Date shall be no more than 364 days after the current Revolving Credit Commitment Termination Date. No Extension Request shall be effective with respect to a Bank (i) that, by a notice (a “Withdrawal Notice”) to the Borrower and the Agent during the Consent Period, declines to consent to such extension or (ii) that has failed to respond to the Borrower and the Agent within the Consent Period or (iii) that was excluded from the Borrower’s Extension Request (each such Bank giving a Withdrawal Notice or failing to respond in a timely manner or being excluded from the Borrower’s Extension Request being called a “Withdrawing Bank”). So long as no Default exists, the Borrower may elect to exclude any Bank from its request for extension of the Revolving Credit Termination Date pursuant to this Section 2.10(a) by providing a notice to such effect to the Agent and the Banks. If the Agent is a Withdrawing Bank, it will resign as Agent pursuant to the terms of Section 10.8.

The Agent shall promptly notify the existing Banks of any Bank that becomes a Withdrawing Bank. If such notice is received by any Bank within three (3) Business Days prior to the end of the Consent Period or after the Consent Period has expired, such Bank shall be permitted to give a Withdrawal Notice to the Borrower and the Agent within three (3) Business Days following such notice and shall thereafter be deemed a Withdrawing Bank for purposes of this Section 2.10. Otherwise, such Bank will be required to comply with the provisions of this Section 2.10 with respect to the time to provide a Withdrawal Notice.

(b) The Borrower may replace any Withdrawing Bank during the 25-day period (the “Replacement Period”) commencing at the end of the Consent Period and ending on (and including) the date five days before the Revolving Credit Commitment Termination Date then in effect, provided, that (i) no Default shall have occurred and be continuing, (ii) the Bank being replaced has been paid in full of all its Loans, including principal and interest, and other amounts due to it hereunder, (iii) the aggregate amount of the Commitments shall remain unchanged following such replacement, (iv) any such replacement bank assumes all the rights and obligations of a “Bank” hereunder pursuant to such accession documentation as the Agent shall specify pursuant to Section 2.10(d), and (v) the Agent shall have consented to such replacement bank, which consent shall not be unreasonably withheld.

(c) If the Agent does not timely provide a Consent Notice as to an Extension Request, or if there is a Withdrawing Bank and the Borrower does not find a replacement bank which satisfies all the conditions stated in Section 2.10(b) by the end of the Replacement Period, the Revolving Credit Commitment Termination Date shall not be extended, any Withdrawing Bank shall continue to be a Bank hereunder, and the Commitments shall expire on the Revolving Credit Commitment Termination Date as provided herein without giving effect to any extension. If all of the Banks and the Agent provide a Consent Notice with respect to an Extension Request and there is no Withdrawing Bank, or if all of the Banks (other than any Withdrawing Bank) and the Agent give a Consent Notice and each Withdrawing Bank is replaced by a replacement bank during the Replacement Period and all the conditions stated in Section 2.10(b) shall be satisfied with respect to such replacement bank, then the Revolving Credit Commitment Termination Date shall be extended in accordance with the relevant Extension Request, the Commitments shall be extended accordingly, and any Withdrawing Bank shall be discharged from its Commitment and any other obligation as a Bank which arises after the date which would have been the Revolving Credit Commitment Termination Date but for such extension.

(d) Any replacement bank may become a “Bank” under this Agreement by executing and delivering to the Borrower and the Agent an accession agreement in form and substance satisfactory to the Agent and the Borrower and such related documentation as shall be satisfactory in form and substance to the Borrower and the Agent, pursuant to which such bank shall assume the rights, privileges, duties, and obligations of a “Bank” hereunder. Upon the effectiveness of any such accession agreement and related documentation, the acceding bank shall become a “Bank” for all purposes of this Agreement having the Commitments specified in such accession agreement.

(e) The Agent shall promptly provide a copy of each accession agreement to each of the Banks.

(f) If any Loans shall be outstanding at the time an accession agreement becomes effective, the Borrower shall repay such portion of such Loans and borrow an equal principal amount of new Loans from the Bank which has acceded so that after giving effect to such prepayment and borrowing the Loans are held pro rata among the Banks in accordance with the Commitments. The Banks shall make disbursements among themselves to give effect to such prepayment and borrowing pursuant to instructions from the Agent. The Borrower shall pay accrued interest to the date of prepayment on any Loans so prepaid.

2.11 Repayment. All principal amounts on the Loans shall be payable on the Revolving Credit Commitment Termination Date, or, if sooner, as provided in Section 9.2.

SECTION 3. THE FEES

3.1 Facility Fee. The Borrower shall pay to the Agent for the account of each Bank a facility fee on the amount of such Bank’s Commitment, for the period from and including the date of this Agreement to, but not including the earlier of the date such Commitment is terminated or the Revolving Credit Commitment Termination Date, at the rate per annum of 0.25%. The accrued facility fee in respect of the Commitments shall be payable in arrears on each Quarterly Date and on the earlier of the date the Commitments are terminated or the Revolving Credit Commitment Termination Date.

3.2 Agency Fee. The Borrower shall pay to the Agent for the account of the Agent such agency fee as shall be set forth in a letter agreement dated the date of this Agreement between the Agent and the Borrower.

SECTION 4. THE PAYMENTS; PRO RATA TREATMENT; COMPUTATIONS; ETC.

4.1 Payments.

(a) Except to the extent otherwise provided herein, all payments and prepayments of principal, interest, fees, and other amounts to be made by the Borrower under this Agreement and the Notes shall be made in Dollars, in immediately available funds, without deduction, set-off, or counterclaim, to the Agent at such account as it may specify, not later than 12:00 p.m. Atlanta time on the date on which such payment shall become due (each such payment made after such time to be deemed to have been made on the next succeeding Business Day).

(b) Each payment received by the Agent under this Agreement or any Note for the account of a Bank shall be paid promptly to such Bank, in immediately available funds, for the account of such Bank’s Applicable Lending Office for the Loan in respect of which such payment is made.

4.2 Pro Rata Treatment. Except to the extent otherwise provided herein: (a) the borrowing from the Banks of Loans under Section 2.2 hereof shall be made from the Banks, and the payment of the facility fee under Section 3 hereof shall be made for the account of the Banks, and each reduction of the Commitments pursuant to Section 2.3 hereof shall be applied to the Commitments of the Banks, pro rata according to the amounts of their respective Percentages; (b) the making and Conversion of Loans of a particular type (other than Conversions provided for by Section 5.4 hereof) shall be pro rata among the Banks according to the amounts of their respective Percentages; (c) each payment or prepayment of principal by the Borrower shall be made for the account of the Banks pro rata in accordance with the respective unpaid principal amounts of the Loans held by the Banks; and (d) each payment of interest on Loans by the Borrower shall be made for the account of the Banks pro rata in accordance with the amounts of interest due and payable to the respective Banks.

4.3 Computations. Interest and fees shall be computed on the basis of a year of 360 days and actual days elapsed (including the first day but excluding the last day) occurring in the period for which payable.

4.4 Minimum Amounts. Except for Conversions or prepayments made pursuant to Section 5.4 hereof, each borrowing pursuant to Section 2.2, Conversion, and prepayment of principal of Loans shall be in an amount at least equal to $1,000,000 and in integral multiples of $1,000,000 (prepayments or Conversions of or into Loans of different types to be deemed separate Conversions and prepayments for purposes of the foregoing, one for each type).

4.5 Certain Notices.

(a) Notices by the Borrower to the Agent of voluntary reductions of the Commitments, borrowings, Conversions and prepayments of Loans and of type of Loans shall be irrevocable and shall be effective only if received by the Agent not later than 12:00 p.m. Atlanta time on the number of Business Days prior to the date of the relevant reduction, borrowing, Conversion or prepayment or the first day of such Interest Period specified below:

Notice	Business Days Prior
Reduction of Commitments	five
Borrowing or prepayment of, or Conversions of Loans	same day

(b) Each notice of reduction of the Commitments shall specify the amount of such reduction. Each notice of borrowing, Conversion, or prepayment shall specify the Loans to be borrowed, Converted, or prepaid and the amount (subject to Section 4.4 hereof) and type of the Loans to be borrowed, Converted, or prepaid and the date of Conversion, or prepayment (which shall be a Business Day). The Agent shall promptly notify the Banks of the contents of each such notice.

(c) In the event that the Borrower fails to select the type of Loan, such Loan will be made as a Base Rate Loan; provided, that the Borrower shall continue to have the right to Convert any such Loan on the terms and conditions of this Agreement.

4.6 Non-Receipt of Funds by the Agent. Unless the Agent shall have been notified by a Bank or the Borrower (the “Payor”) prior to the date on which the Payor is scheduled to make a payment to the Agent (a “Required Payment”), which notice shall be effective upon receipt, that the Payor does not intend to make the Required Payment to the Agent, the Agent may assume that the Required Payment has been made and may in reliance upon such assumption (but shall not be required to) make the amount thereof available to the intended recipient(s) on such date and, if the Payor has not in fact made the Required Payment to the Agent, the recipient(s) of such payment shall, on demand, repay to the Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to (if the recipient is the Borrower) the Base Rate for such day, and (if the recipient is a Bank) the Fed Funds Rate for such day as determined by the Agent; and if such recipient(s) shall fail promptly to make such payment, the Agent shall be entitled to recover such amount, on demand, from the Payor, together with interest as aforesaid at the Base Rate (if the Payor is the Borrower) or the Fed Funds Rate (if the Payor is a Bank).

4.7 Sharing of Payments. If any Bank shall obtain payment in any manner whatsoever of any principal of or interest on any Loan or any other amount due hereunder or under the Notes and, as a result of such payment, such Bank shall have received a greater percentage of the principal or interest or such other amount then due hereunder or under the Notes by the Borrower to such Bank than the percentage received by any other Banks, it shall promptly purchase from such other Banks participations in the Loans made by such other Banks in such amounts and make such other adjustments from time to time as shall be equitable to the end that all the Banks shall share the benefit of such excess payment pro rata in accordance with the unpaid principal and/or interest on the Loans held by each of the Banks. To such end all the Banks shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored.

SECTION 5. YIELD, CAPITAL MAINTENANCE AND TAX PROVISIONS

5.1 Additional Costs.

(a) The Borrower shall pay directly to each Bank from time to time on demand such amounts as such Bank may determine to be necessary to compensate it for any costs which such Bank determines are attributable to its making or maintaining of any Fed Funds Rate Loans or its obligation to make any Fed Funds Rate Loans hereunder, or any reduction in any amount received or receivable by such Bank hereunder in respect of any Fed Funds Rate Loans or such obligation (such increases in costs and reductions in amounts received or receivable being herein called “Additional Costs”), resulting from any Regulatory Change which:

(i) changes the basis of taxation of any amounts payable to such Bank under this Agreement or its Note (other than taxes on the overall net income of such Bank or its Lending Office imposed by the United States of America or by the jurisdiction in which such Bank has its principal office or such Lending Office);

(ii) imposes, modifies, or deems applicable any reserve, special deposit, or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, such Bank or the Commitment of such Bank in respect of Fed Funds Rate Loans; or

(iii) imposes any other condition affecting this Agreement or its Note (or any of such extensions of credit or liabilities) or Commitment in respect of Fed Funds Rate Loans.

(b) Without limiting the effect of the foregoing provisions of this Section 5.1 (but without duplication), the Borrower shall pay directly to each Bank from time to time on demand such amounts as such Bank may determine to be necessary to compensate such Bank or any Person controlling such Bank for any increased costs which it determines are attributable to the maintenance by such Bank or such Person (or any Lending Office) of capital in respect of such Bank’s Commitment or Loans as a result of any Regulatory Change, such compensation to include, without limitation, an amount equal to any reduction of the rate of return on assets or equity of such Bank or such Person (or any Lending Office) to a level below that which such Bank or such Person (or any Lending Office), taking into account their policies concerning capital adequacy, could have achieved but for such Regulatory Change.

(c) Each Bank will notify the Borrower of any event occurring after the date of this Agreement that will entitle such Bank to compensation under paragraph (a) or (b) of this Section 5.1 as promptly as practicable. Together with the delivery of such notice, the relevant Bank will furnish to the Borrower a certificate setting forth the basis and amount of each request by such Bank for compensation under paragraph (a) or (b) of this Section 5.1. Determinations and allocations by any Bank for purposes of this Section 5.1 of the effect of any Regulatory Change, law, regulation, or request of any central bank or other monetary authority and computations of amounts payable set forth in the certificate referred to in the preceding sentence shall be made in good faith and shall be rebuttably presumptive evidence of the matters set forth in such certificates.

5.2 Limitation on Types of Loans. Anything herein to the contrary notwithstanding, if, on or prior to the determination of the Fed Funds Rate for any Fed Funds Rate Loans:

(a) the Agent determines (which determination shall be conclusive) that quotations of interest rates for the relevant deposits referred to in the definition of “Fed Funds Rate” are not being provided in the relevant amounts for purposes of determining the Fed Funds Rate for such day, as provided herein; or

(b) any Bank determines (which determination shall be conclusive) and notifies the Agent that the relevant rates of interest referred to in the definition of “Fed Funds Rate” are not likely to adequately cover the cost of such Bank of making or maintaining its Fed Funds Rate Loans; then with respect to Loans of the affected type, the Agent shall give the Borrower and each Bank prompt notice thereof, and so long as such condition remains in effect, the affected Banks shall be under no obligation to make Loans of the affected type and the Borrower shall either prepay each affected Bank’s Loans of the affected type or Convert such Loans to a type which are not so affected in accordance with Section 2.4 hereof.

5.3 Illegality. Notwithstanding any other provision of this Agreement, in the event that because of any Regulatory Change it becomes unlawful for any Bank or its Lending Office to honor its obligation to make or maintain Fed Funds Rate Loans, then such Bank shall promptly notify the Borrower thereof (with a copy to the Agent) and such Bank’s obligation to make or to Convert Loans into, the affected type of Loans or to make or Convert the affected type of Loans shall be suspended until such time as such Bank may again make and maintain the affected type of Loans (in which case the provisions of Section 5.4 hereof shall be applicable).

5.4 Treatment of Affected Loans.

(a) If the obligation of any Bank to make, or to Convert Loans into, Fed Funds Rate Loans is suspended pursuant to Section 5.2 or 5.3 hereof (such Loans being called “Affected Loans” in this Section 5.4), such Bank’s Affected Loans shall be automatically Converted into Base Rate Loans and, unless and until such Bank gives notice as provided below that the circumstances specified in Section 5.2 or 5.3 hereof which gave rise to such Conversion no longer exist:

(i) to the extent that such Bank’s Affected Loans have been so Converted, all payments and prepayments of principal which would otherwise be applied to such Bank’s Affected Loans shall be applied instead to its Base Rate Loans; and

(ii) all Loans which would otherwise be made by such Bank as Affected Loans shall be made instead as Base Rate Loans and all Loans of such Bank which would otherwise be Converted into Affected Loans shall remain as Base Rate Loans.

(b) If such Bank gives notice to the Borrower (with a copy to the Agent) that circumstances specified in Section 5.2 or 5.3 hereof which gave rise to the Conversion of such Bank’s Affected Loans pursuant to this Section 5.4 no longer exist (which such Bank agrees to do promptly upon such circumstances ceasing to exist) at a time when Affected Loans are outstanding, such Bank’s Base Rate Loans shall be automatically Converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Affected Loans to the extent necessary so that, after giving effect thereto, all Affected Loans are held pro rata (as to principal amounts, types and Interest Periods) in accordance with the Commitments.

5.5 Taxes. The Borrower covenants and agrees that:

(a) All payments on account of the principal of and interest on the Loans and all other amounts payable by the Borrower under or in respect of this Agreement or the Notes or the letter agreement referred to in Section 3.2 hereof, including amounts payable under paragraph (c) of this Section 5.5 shall be made free and clear of and without reduction by reason of any present or future income, stamp and other taxes, levies, deductions, charges and withholdings whatsoever imposed, assessed, levied or collected by any state, nation or other governmental authority (other than taxes on the overall net income of such Bank or its Lending Office imposed by the United States of America or the jurisdiction in which such Bank has its principal office or such Lending Office, such excluded taxes being called “Excluded Taxes”), or any political subdivision or taxing authority thereof or therein (each, a “Taxing Authority”), and interest thereon and penalties with respect thereto, if any, on or in respect of (i) this Agreement, the Notes, the Commitments, the Loans or the letter agreement referred to in Section 3.2 hereof, (ii) the registration, notarization or other formalization of any thereof, (iii) any payments of principal, interest, charges, fees or other amounts made on, under or in respect thereof, or (iv) any of the income, profits or revenues of the Agent, any Bank or any Lending Office as a result of the transactions contemplated hereby other than Excluded Taxes (collectively, “Taxes”), all of which will be paid by the Borrower, for its own account, prior to the date on which penalties attach thereto.

(b) The Borrower will indemnify the Agent and each Bank against, and reimburse the Agent and each Bank on demand for, any Taxes and any loss, liability, claim or expense, including interest, penalties and legal fees, which the Agent or any Bank may incur at any time arising out of or in connection with any failure of the Borrower to make any payment of Taxes when due.

(c) In the event that the Borrower is required by applicable law, decree or regulation to deduct or withhold any Taxes from any amount payable on, under or in respect of this Agreement or the Notes or the letter agreement referred to in Section 3.2 hereof, the Borrower shall withhold such amount and pay it to the relevant Taxing Authority and shall pay to the Agent or the Banks such additional amount as may be required, after such deduction or withholding, to enable the Agent or the Banks to receive from the Borrower an amount equal to the full amount stated to be payable under this Agreement or the Notes or the letter agreement referred to in Section 3.2 hereof.

(d) The Borrower shall furnish to the Agent original or certified copies of tax receipts in respect of any withholding of Taxes required under this Section 5.5 within thirty (30) days after the date of the payment of interest or other amount in respect of which any withholding was required to be made, and the Borrower shall promptly furnish to the Agent any other information, documents and receipts that the Agent may require, in its sole discretion from time to time, to establish to its satisfaction that full and timely payment has been made of all Taxes required to be paid hereunder.

(e) The covenants and agreements of the Borrower under this Section 5.5 shall survive the repayment of the Loans and payment of other amounts payable under this Agreement, the Notes and the letter agreement referred to in Section 3.2 hereof.

(f) At least five Business Days prior to the first date on which interest or fees are payable hereunder for the account of any Bank, each Bank that is not incorporated under the laws of the United States of America or a state thereof agrees that it will deliver to each of the Borrower and the Agent two duly completed copies of United States Internal Revenue Service Form W-8BEN, W-8ECI or W-8IMY, certifying in either case that such Bank is entitled to receive payments under this Agreement and the Notes without deduction or withholding of any United States federal income taxes. Each Bank which is so obligated to deliver a Form W-8BEN, W-8ECI or W-8IMY further undertakes to deliver to each of the Borrower and the Agent two additional copies of such form (or a successor form) on or before the date that such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by the Borrower or the Agent, in each case certifying that such Bank is entitled to receive payments under this Agreement and the Notes without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Bank from duly completing and delivering any such form with respect to it and such Bank advises the Borrower and the Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

SECTION 6. CONDITIONS PRECEDENT

6.1 Conditions to Restatement and Initial Credit Extension. The restatement of the Existing Credit Agreement and the obligation of each Bank to make its initial Loan hereunder is subject to the receipt by the Agent of the following documents and payments, each of which documents shall be satisfactory to the Banks in form and substance:

(a) Corporate Action. Certified copies of the articles of incorporation and by-laws of the Borrower and all corporate action taken by the Borrower authorizing this Agreement and the Notes and the borrowing by the Borrower hereunder (including a certificate setting forth the resolutions of the Board of Directors of the Borrower authorizing the transactions contemplated hereby of the secretary or assistant secretary of the Borrower).

(b) Good Standing Certificate. Good Standing Certificates for Boston Private Bank & Trust Company, Westfield Capital Management Company, L.L.C. and Borel Private Bank & Trust Company, dated a date satisfactory to the Banks.

(c) Incumbency. A certificate of the secretary or an assistant secretary of the Borrower naming and setting forth the specimen signature of each of the officers of the Borrower (i) who is authorized to sign on its behalf this Agreement or the Notes and (ii) who is (A) an Authorized Officer or (B) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications (other than notices required to be given by an Authorized Officer) in connection with this Agreement and the transactions contemplated hereby.

(d) Officer’s Certificate. A certificate of an Authorized Officer of the Borrower dated the date of the initial Credit Extension to the effect that on and as of such date: (i) no Default shall have occurred and be continuing; and (ii) the representations and warranties made by the Borrower in Section 7 hereof are true and correct with the same force and effect as if made on and as of such date.

(e) Officer’s Certificate – Material Agreements. A certificate of an Authorized Officer of the Borrower dated the date of the initial Credit Extension to the effect that no material agreements of the Borrower restrict the incurrence of Indebtedness by the Borrower.

(f) Opinion of Counsel of Borrower. An opinion of counsel of the Borrower, substantially in the form of Exhibit B hereto.

(g) Notes. The Notes, duly completed and executed.

(h) Approvals. Certified copies of any filings, authorizations, approvals, licenses, consents or registrations necessary in order for the Borrower to execute, deliver and perform this Agreement or the Notes.

(i) Fee Letter and Payments. An executed copy of the letter agreement referred to in Section 3.2, payment of any agency fee then due under that letter agreement, and payment of any other fee which is then due and payable pursuant to this Agreement.

(j) Other Documents. Such other documents as the Agent or any Bank may reasonably request.

6.2 Initial and Subsequent Credit Extensions. The obligation of each Bank to make any Loan (including its initial Loan) is subject to the further conditions precedent that, both immediately prior to such Credit Extension and also after giving effect thereto: (a) no Default shall have occurred and be continuing; and (b) the representations and warranties made by the Borrower in Section 7 hereof shall be true and correct on and as of the date of such Credit Extension with the same force and effect as if made on and as of such date. Each notice of borrowing given by the Borrower hereunder shall constitute a certification by the Borrower to the effect set forth in clauses (a) and (b) in the preceding sentence.

SECTION 7. REPRESENTATIONS AND WARRANTIES

To induce the Agent and the Banks to enter into this Agreement and make Credit Extensions, the Borrower represents and warrants to the Agent and the Banks that:

7.1 Organization. The Borrower is a corporation duly existing under the laws of the State of Massachusetts; each Subsidiary (including without limitation, each Subsidiary Bank) is duly existing under the laws of the jurisdiction of its organization; the Borrower and each Subsidiary are duly qualified, in good standing and authorized to do business in each jurisdiction where the failure to so qualify would have a material adverse impact on the consolidated assets, condition or prospects of the Borrower or such Subsidiary and the Borrower and each Subsidiary have all necessary power and authority to own their properties and to carry on their businesses as now being conducted.

7.2 Authorization; No Conflict; Binding Effect. The borrowing of Loans, the execution and delivery of the Notes, and the performance by the Borrower of its obligations under this Agreement and the Notes are within the Borrower’s corporate powers, have been authorized by all necessary corporate action, have received all necessary governmental approvals (if any shall be required), and do not and will not contravene or conflict with any provision of law or of the charter or by-laws of the Borrower or any Subsidiary or of any agreement binding upon the Borrower or any Subsidiary. This Agreement is, and each Note upon its execution and delivery will be, legal, valid and binding obligations of the Borrower that are enforceable in accordance with their respective terms.

7.3 Financial Statements. The Borrower has supplied copies of the following financial or other statements to each of the Banks:

(a) The Borrower’s audited consolidated financial statement and management prepared consolidating income statement and balance sheet as at December 31, 2003.

(b) The Borrower’s unaudited consolidated financial statement and management prepared consolidating income statement and balance sheet as at June 30, 2004.

(c) Copy of the Call Report furnished to the FDIC with respect to each Subsidiary Bank, as of June 30, 2004.

Such statements have been prepared in conformity with GAAP applied on a basis consistent with that of the preceding fiscal year or period, as the case may be, and accurately present the financial condition of the Borrower and its Subsidiaries as at such dates and the results of their operations for the respective periods then ended subject, in the case of such interim statements, to normal year-end adjustments and the provision of footnotes. Since June 30, 2004, no material, adverse change in the business, properties, assets, operations, condition, or prospects of the Borrower or any Subsidiary has occurred. There are no known contingent liabilities of the Borrower or any Subsidiary, which are known to be in an aggregate amount in excess of $1,000,000 (excluding loan commitments, letters of credit, and other contingent liabilities incurred in the ordinary course of the banking business) that are not disclosed or reflected in such financial statements or on Schedule 7.3.

7.4 Taxes. The Borrower and each Subsidiary have filed or caused to be filed all federal, state, and local tax returns, if any, which, to the knowledge of the Borrower or such Subsidiary, are required to be filed, and have paid or have caused to be paid all taxes, including those shown on such returns or on any assessment received by them, to the extent that such taxes have become due (except for current taxes not delinquent and taxes being contested in good faith and by appropriate proceedings and as to which no foreclosure, distraint, sale, or similar proceedings have been commenced). The Borrower and each Subsidiary have set up reserves in accordance with GAAP, which are adequate for the payment of additional taxes for years, which have not been audited by the respective tax authorities.

7.5 Liens. None of the assets owned, leased or otherwise held by the Borrower or any Subsidiary is subject to any Lien, except: (a) current taxes not delinquent or taxes being contested in good faith and by appropriate proceedings; (b) liens arising in the ordinary course of business for sums not due or sums being contested in good faith and by appropriate proceedings, but not involving any deposits or loans or borrowed money or the deferred purchase price of property or services; (c) to the extent specifically shown in the financial statements referred to in Section 7.3; (d) liens in favor of the Agent for the benefit of the Banks; (e) liens and security interests securing deposits of public funds, repurchase agreements, Federal funds purchased, trust assets, and other similar liens granted in the ordinary course of the banking business; and (f) liens permitted by Section 8.6; provided, that at no time shall any stock of Subsidiary Banks be subject to a Lien.

7.6 Adverse Contracts. Neither the Borrower nor any Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction, nor is it subject to any judgment, decree or order of any court or governmental body, that may have a material and adverse effect on the business, assets, liabilities, financial condition, operations, or business prospects of the Borrower and its Subsidiaries taken as a whole or on the ability of the Borrower to perform its obligations under this Agreement or any Note. Neither the Borrower nor any Subsidiary has, nor with reasonable diligence should have had, knowledge of or notice that it is in default in the performance, observance or fulfillment of any of the obligations, covenants, or conditions contained in any such agreement, instrument, restriction, judgment, decree, or order.

7.7 Regulation U. The Borrower is not engaged principally in, nor is one of the Borrower’s important activities, the business of extending credit for the purpose of purchasing or carrying “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereinafter in effect.

7.8 Litigation and Contingent Liabilities. No litigation (including derivative actions), arbitration proceedings, or governmental proceedings are pending or threatened against the Borrower or any Subsidiary that would (singly or in the aggregate), if adversely determined, have a material and adverse effect on the financial condition, continued operations, or prospects of the Borrower or any Subsidiary, except as set forth in Schedule 7.8.

7.9 Subsidiaries. The Borrower’s only Subsidiary Banks and all other Subsidiaries as of the date of this Agreement are listed in Schedule 7.9 to this Agreement.

7.10 Bank Holding Company. The Borrower has complied in all material respects with all federal, state and local laws pertaining to bank holding companies, including without limitation the Bank Holding Company Act of 1956, as amended, and there are no conditions precedent or subsequent to its engaging in the business of being a registered bank holding company.

7.11 ERISA.

(a) The Borrower and the ERISA Affiliates and the plan administrator of each Plan covering any employees of the Borrower or any Subsidiary have fulfilled in all material respects their respective obligations under ERISA and the Code with respect to such Plan and such Plan is currently in compliance with the applicable provisions of ERISA and the Code.

(b) With respect to each Plan covering any employees of the Borrower or any Subsidiary, there has been no (i) “reportable event” within the meaning of Section 4043 of ERISA and the regulations thereunder which is not subject to the provision for waiver of the 30-day notice requirement to the PBGC; (ii) failure to make or properly accrue any contribution which is due to any Plan; (iii) action under Section 4041 of ERISA to terminate any Plan; (iv) withdrawal from any Plan with two or more contributing sponsors or the termination of any such Plan resulting in liability pursuant to Section 4063 or 4064 of ERISA; (v) institution by PBGC of proceedings to terminate any Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (vi) the imposition of liability pursuant to Sections 4062(e), 4069 or 4212(c) of ERISA; (vii) complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Plan which is a Multiemployer Plan that is in reorganization or insolvency pursuant to Sections 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Sections 4041A or 4042 of ERISA; (viii) prohibited transaction described in Section 406 of ERISA or 4975 of the Code which could give rise to the imposition of any material fines, penalties, taxes or related charges; (ix) assertion of a claim (other than routine claims for benefits) against any Plan (other than a Multiemployer Plan) which could reasonably be expected to be successful; (x) receipt from the Internal Revenue Service of notice of the failure of any Plan to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Plan to fail to qualify for exemption from taxation under Section 501(a) of the Code, if applicable; or (xi) imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the Code or Section 302(f) of ERISA.

7.12 Environmental Laws.

(a) The Borrower and each of its Subsidiaries have obtained all permits, licenses and other authorizations which are required under all Environmental Laws and are in compliance in all respects with all applicable Environmental Laws.

(b) On or prior to the date hereof, no notice, demand, request for information, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or, to the best of the knowledge of the Borrower, threatened by any governmental or other Person with respect to any alleged or suspected failure by the Borrower or any of its Subsidiaries to comply in any material respect with any Environmental Laws.

(c) There are no material Liens arising under or pursuant to any Environmental Laws on any of the property owned or leased by the Borrower or any of its Subsidiaries.

(d) There are no conditions existing currently or anticipated to exist during the term of this Agreement which would subject the Borrower or any of its Subsidiaries or any of their property to any material Lien, damages, penalties, injunctive relief, or cleanup costs under any Environmental Laws or which require or are likely to require cleanup, removal, remedial action, or other responses by the Borrower and its Subsidiaries pursuant to Environmental Laws.

7.13 FDIC Insurance. The deposits of each Subsidiary Bank of the Borrower are insured by the FDIC and no act has occurred which would adversely affect the status of such Subsidiary Bank as an FDIC insured bank.

7.14 Investigations. Neither the Borrower nor any Subsidiary is under investigation by, or is operating under the restrictions imposed by or agreed to with, any regulatory authority, other than routine examination(s) by regulatory authorities having jurisdiction over Borrower or such Subsidiary.

SECTION 8. COVENANTS

The Borrower agrees that, so long as the Commitments are in effect and until payment in full of the Loans and all other amounts payable by the Borrower hereunder and under the Notes the Borrower will, and will cause each Subsidiary to:

8.1 Existence, Mergers, Etc. Preserve and maintain its corporate, partnership or joint venture (as applicable) existence; take all steps to become and remain duly qualified, validly existing in good standing and authorized to do business in each jurisdiction where failure to do so might have a material adverse effect on the consolidated assets, condition or prospects of the Borrower and its Subsidiaries; and not liquidate, dissolve, or merge or consolidate with or into any other Person, or sell, lease, transfer or otherwise dispose of all or a substantial part of its assets other than in the ordinary course of business, as now conducted except that:

(a) Any Subsidiary may merge or consolidate with or into Borrower (as long as the Borrower is the surviving entity) or any one or more wholly-owned Subsidiaries of Borrower; and

(b) Any Subsidiary may sell, lease, transfer or otherwise dispose of any of its assets to Borrower or one or more wholly-owned Subsidiaries.

8.2 Reports, Certificates and Other Information. Furnish (or cause to be furnished) to each Bank:

(a) Interim Reports. Within forty-five (45) days after the end of each of the first three quarters of each fiscal year of the Borrower, a copy of the Borrower’s Form 10-Q as filed with the Securities and Exchange Commission.

(b) Audit Report. Within ninety (90) days after the end of each fiscal year of the Borrower, a copy of an annual report of the Borrower and its Subsidiaries prepared on a consolidating and consolidated basis and in conformity with GAAP applied on a basis consistent with the consolidated financial statements of the Borrower and its Subsidiaries referred to in Section 7.3(a), duly audited, as to the consolidated financial statements, by independent certified public accountants of recognized standing satisfactory to the Agent, accompanied by an opinion without significant qualification.

(c) FDIC Call Reports/Non-Performing Loans. Within 45 days after the end of each quarter of each fiscal year of each Subsidiary Bank, a copy of the Call Report furnished to the FDIC with respect to such quarter by such Subsidiary Bank. If the foregoing Call Report does not state the amount of all loans made by such Subsidiary Bank that are 90 days or more past due (either principal or interest), in non-accrual status, or listed as “other restructured” or “other real-estate owned” in any reports to regulatory authorities, then the Borrower will furnish or cause such Subsidiary Bank to furnish each Bank with a schedule of all such loans.

(d) Federal Reserve Reports. Promptly upon filing with the Federal Reserve Bank, each FR Report Y-9C and FR Report Y9-LP.

(e) Certificates. Contemporaneously with the furnishing of a copy of each annual report and of each quarterly statement provided for in Sections 8.2(a) and (b), a certificate dated the date of such annual report or such quarterly statement and signed by either the President, the Chief Financial Officer or the Treasurer of the Borrower to the effect that no Default has occurred and is continuing, or, if there is any such Default, describing it and the steps, if any, being taken to cure it, and containing a computation of, and showing compliance with, any financial ratio or restriction contained in this Agreement.

(f) Reports to SEC and to Shareholders. Notice of each filing and report made by the Borrower or any Subsidiary with or to any securities exchange or the Securities and Exchange Commission  , except in respect of any single shareholder, and of each communication from the Borrower or any Subsidiary to shareholders generally, promptly upon the filing or making thereof and copies of any of the foregoing at the request of any Bank.

(g) Notice of Default, Litigation, Environmental and ERISA Matters. Immediately upon learning of the occurrence of any of the following, written notice describing the same and the steps being taken by Borrower or any Subsidiary affected in respect thereof: (i) the occurrence of a Default, which notice shall specify such Default and state that it is a “Notice of Default”; (ii) the institution of, or any adverse determination in, any litigation, arbitration or governmental proceeding which is material to Borrower or any Subsidiary on a consolidated basis; (iii) the occurrence of a reportable event under, or the institution of steps by the Borrower or any Subsidiary to withdraw from, or the institution of any steps to terminate, any employee benefit plans as to which the Borrower or any of its Subsidiaries may have any liability and which may have a material adverse impact on the ability of the Borrower to repay the Loans in full on a timely basis; (iv) the issuance of any cease and desist order, memorandum of understanding, cancellation of insurance, or proposed disciplinary action from the FDIC or other regulatory entity; or (v) the commencement of any investigation of the Borrower or any of its Subsidiaries, other than routine bank examinations.

(h) Other Information. From time to time such other information, financial or otherwise, concerning the Borrower or any Subsidiary as the Agent or any Bank may reasonably request.

8.3 Inspection. Permit the Agent or any Bank and its agents at any time during normal business hours to inspect their properties and to inspect and make copies of their books and records, any such inspection to be at the expense of the Borrower if a Default has occurred and is continuing.

8.4 Financial Requirements.

(a) Tier One Capital. Maintain at all times a minimum consolidated Tier One Capital equal to at least $125,000,000 at all times.

(b) Indebtedness to Tier One Capital. Not permit the Borrower’s total Indebtedness (specifically excluding the Indebtedness of the Borrower’s Subsidiaries and specifically excluding the deferred purchase price of any acquisition payable solely in stock) at any time to exceed forty percent (40%) of its consolidated Tier One Capital; provided that, for the purpose of calculating Tier One Capital in this clause (b) only, for the period through December 31, 2004, amounts available through the sale of shares under the Forward Contract shall be included in Tier one Capital, as if so sold.

(c) Nonperforming Assets. Not permit all assets of any Subsidiary Bank and other Subsidiaries classified as “non-performing” (which shall include all loans in non-accrual status (“Non Performing Loans”), more than ninety (90) days past due in principal or interest, restructured or renegotiated, or listed as “other restructured” or “other real estate owned”) on the FDIC or other regulatory agency call report to at any time exceed two and one quarter percent (2.25%) of all loans and “other real estate owned” of the Borrower and its Subsidiaries.

(d) Loan Loss Reserves Ratio. Cause the Borrower and its Subsidiaries to maintain on a consolidated basis at all times a ratio of loan loss reserves to Nonperforming Loans of at least 100%.

(e) Return on Average Assets. Cause the Borrower’s consolidated net income to be at least 0.80% of its consolidated average assets, each calculated as of the last day of each fiscal quarter for the four fiscal quarters then ending.

(f) Well Capitalized. Cause each Subsidiary Bank to remain at all times “well capitalized” for purposes of the Federal Deposit Insurance Corporation Improvement Act of 1991 and any regulations issued thereunder (including 12 C.F.R. §565.4), as amended or supplemented from time to time and cause the Borrower to be “well capitalized” at each fiscal quarter end and “well capitalized” or “adequately capitalized” at all other times calculated on a consolidated basis consistent with the calculation for a bank under said Act and regulations.

8.5 Indebtedness. Not incur, permit to remain outstanding, assume or in any way become committed for indebtedness in respect of borrowed money (specifically including but not limited to indebtedness in respect of money borrowed from financial institutions but excluding deposits), except: (i) indebtedness incurred under this Agreement; (ii) indebtedness in respect of borrowed money existing on the date of this Agreement shown on Schedule 8.5; (iii) indebtedness in respect of borrowed money of the Subsidiary Banks arising in the ordinary course of the banking business of the Subsidiary Banks, including indebtedness to the Borrower and to any Federal Home Loan Bank; (iv) indebtedness of the Borrower having maturities and terms, and which is subordinated to the payment of the Notes in a manner approved in writing by the Majority Banks; (v) indebtedness relating to liens permitted by Section 8.6; (vi) other indebtedness of the Borrower to a Subsidiary subordinated in writing to the prior payment in full of the Loans in form and substance satisfactory to the Majority Banks; (vii) indebtedness of a Subsidiary to the Borrower or another Subsidiary; (viii) Capital Lease Obligations so long as before and after giving effect thereto Borrower is in compliance with Sections 8.4; (ix) short-term working capital Indebtedness (having maturities of 120 days or less) of Subsidiaries up to a maximum principal amount of $2,000,000; (x) the deferred purchase price of any acquisition made after the date hereof; and (xi) the Trust Indebtedness and the Trust Guarantees.

8.6 Liens. Not create, suffer or permit to exist any lien or encumbrance of any kind or nature upon any of their assets now or hereafter owned or acquired (specifically including but not limited to the capital stock of any of the Subsidiary Banks), or acquire or agree to acquire any property or assets of any character under any conditional sale agreement or other title retention agreement, but this Section 8.6 does not apply to: (i) liens existing on the date of this Agreement and listed on Schedule 8.6; (ii) liens of landlords, contractors, laborers or supplymen, tax liens, or liens securing performance or appeal bonds, or other similar liens or charges arising out of the Borrower’s business, provided that tax liens are removed before related taxes become delinquent and other liens are promptly removed, in either case unless contested in good faith and by appropriate proceedings, and as to which adequate reserves have been established and no foreclosure, sale or similar proceedings have commenced; (iii) liens in favor of the Agent for the benefit of the Banks; (iv) liens on the assets of any Subsidiary arising in the ordinary course of the business of such Subsidiary, including liens to secure Indebtedness to any Federal Home Loan Bank; (v) liens on assets of Subsidiaries in connection with the acquisition of property by way of purchase money mortgage, conditional sale or other title retention agreement, capitalized lease or other deferred payment contract, and attaching only to the property being acquired, if the Indebtedness secured thereby does not exceed 100% of the fair market value of such property at the time of acquisition thereof; and (vi) liens on assets of the Borrower with a value not in excess of $250,000.

8.7 Taxes. Pay and discharge all taxes, assessments and governmental charges or levies imposed upon them, upon their income or profits or upon any properties belonging to them, prior to the date on which penalties attach thereto, and all lawful claims for labor, materials and supplies when due, except that no such tax, assessment, charge, levy or claim need be paid which is being contested in good faith by appropriate proceedings as to which adequate reserves have been established, and no foreclosure, sale or similar proceedings have commenced.

8.8 Guaranties. Not assume, guarantee, endorse or otherwise become or be responsible in any manner (whether by agreement to purchase any obligations, stock, assets, goods or services, or to supply or loan or any portion thereof any funds, assets, goods or services, or otherwise) with respect to the obligation of any other person or entity, except: (i) by the endorsement of negotiable instruments for deposit or collection in the ordinary course of business, issuance of letters of credit or similar instruments or documents in the ordinary course of business; (ii) the guaranty of obligations of a Subsidiary (other than with respect to leases) up to the maximum dollar amount of $5,000,000, (iii) the guaranty of obligations of a Subsidiary with respect to real estate operating leases, (iv) the guaranty of obligations of a Subsidiary with respect to leases (other than real estate operating leases) up to a maximum dollar amount of $10,000,000, (v) the Trust Guarantee, and (vi) except as permitted by this Agreement.

8.9 Investments and Loans. Not make any loan, advance, extension of credit or capital contribution to, or purchase or otherwise acquire for a consideration, evidences of indebtedness, capital stock or other securities of any legal entity, except that the Borrower and any Subsidiary may:

(a) purchase or otherwise acquire and own short-term money market items;

(b) invest, by way of purchase of securities or capital contributions, in the Subsidiary Banks or any other Person or Persons, and upon the Borrower’s purchase or other acquisition of more than 50% of the stock of any bank, such bank thereupon becomes a “Subsidiary Bank” for all purposes under this Agreement;

(c) invest, by way of loan, advance, extension of credit (whether in the form of lease, conditional sales agreement, or otherwise), purchase of securities, capital contributions, or otherwise, in Subsidiaries; and

(d) in the case of the Trust Issuer, purchase the Trust Indebtedness and, in the case of the Borrower, issue the Trust Guarantee.

Nothing in this Section prohibits the Borrower or any Subsidiary Bank from making loans, advances, or other extensions of credit in the ordinary course of banking upon substantially the same terms as heretofore extended by them in such business or upon such terms as may at the time be customary in the banking business.

8.10 Capital Structure and Dividends. Not purchase or redeem, or obligate itself to purchase or redeem, any shares of the Borrower’s capital stock, of any class, issued and outstanding from time to time, or any partnership, joint venture or other equity interest in the Borrower or any Subsidiary; or declare or pay any dividend (other than dividends payable in its own common stock or to the Borrower) or make any other distribution in respect of such shares or interest other than to the Borrower; provided, however, Trust Issuers may make payments to holders of Trust Preferred Securities and the Borrower may declare and pay cash dividends to holders of the stock of the Borrower, so long as such dividends in any fiscal quarter do not exceed an amount equal to 35% of one fourth of the Borrower’s consolidated net income for the immediately preceding four fiscal quarters and so long as no Default exists at the time of such payment or dividend or will occur as a result of giving effect to such payment or dividend. The Borrower will continue to own, directly or indirectly, the same (or greater) percentage of the stock and partnership, joint venture, or other equity interest in each Subsidiary that it held on the date of this Agreement, and no Subsidiary will issue any additional stock or partnership, joint venture or other equity interests, options or warrants in respect thereof, or securities convertible into such securities or interests, other than to the Borrower. Notwithstanding the foregoing the Borrower may transfer up to 20% of the ownership of Westfield Capital Management, L.L.C. to its managers.

8.11 Maintenance of Properties. Maintain, or cause to be maintained, in good repair, working order and condition, all their properties (whether owned or held under lease), and from time to time make or cause to be made all needed and appropriate repairs, renewals, replacements, additions, and improvements thereto, so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

8.12 Insurance. Maintain insurance in responsible companies in such amounts and against such risks as is required by law and such other insurance, in such amount and against such hazards and liabilities, as is customarily maintained by bank holding companies and banks similarly situated. Each Subsidiary Bank shall have its deposits insured by the FDIC.

8.13 Use of Proceeds.

(a) Margin Regulations. Not use or permit any proceeds of the Loans to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of “purchasing or carrying any margin stock” within the meaning of Regulations U or X of the Board of Governors of the Federal Reserve System, as amended from time to time. If requested by any Bank, Borrower will furnish to such Bank a statement in conformity with the requirements of Federal Reserve Form U-1. No part of the proceeds of any Loan will be used for any purpose which violates or is inconsistent with the provisions of Regulation U or X of the Board of Governors.

(b) Tender Offers and Going Private. Not use (or permit to be used) any proceeds of any Credit Extension to acquire any security in any transaction which is subject to Section 13 or 14 of the Securities Exchange Act of 1934, as amended, or any regulations or rulings thereunder.

(c) Permitted Uses. The proceeds of the Loans shall be used solely for the liquidity needs of Subsidiaries, capital investments in Subsidiaries, the funding of acquisitions, stock repurchases and working capital.

8.14 Compliance with Laws. Comply and cause each Subsidiary to be in material compliance with all laws and regulations (whether federal, state or local and whether statutory, administrative, judicial or otherwise) and with every governmental order or similar action (whether administrative or judicial), specifically, including but not limited to the Bank Holding Company Act of 1956, as amended, and with the existing regulations of the Federal Reserve Board relating to bank holding companies.

SECTION 9. EVENTS OF DEFAULT

9.1 Events of Default. One or more of the following events shall constitute an event of default hereunder and under the Notes (each, an “Event of Default”):

(a) Nonpayment. The Borrower shall fail to make any payment of principal when due or any payment of interest, fees or other amounts within five days of when due, payable hereunder or under any Note or the letter agreement referred to in Section 3.2 hereof;

(b) Cross-Default. There shall occur any default, event of default or termination event with respect to, or any event that might become such with notice or the passage of time or both, or any similar event with respect to, or any event that requires the prepayment of, any Indebtedness or Hedging Transaction of the Borrower or any Subsidiary in the aggregate amount of $1,000,000 or more or the acceleration of the maturity thereof (or termination thereof in the case of a Hedging Transaction) under the terms of any evidence of Indebtedness or Hedging Transaction or other agreement issued or assumed or entered into by the Borrower or any Subsidiary, or under the terms of any indenture, agreement or other instrument under which any such Indebtedness or Hedging Transaction in the aggregate amount of $1,000,000 or more is evidenced, issued, assumed, secured, or guaranteed, and such default, event of default or event shall continue beyond any applicable period of grace;

(c) Dissolutions, etc. The Borrower or any Subsidiary Bank shall fail to comply with Section 8.1 hereof or the Borrower or any Subsidiary Bank shall take any corporate action to approve any action or omission that would result in such a failure;

(d) Warranties. Any representation, warranty, schedule, certificate, financial statement, report, notice, or other writing furnished by or on behalf of the Borrower or any Subsidiary to the Agent or any Bank is false or misleading in any material respect on the date as of which the facts therein set forth are stated or certified;

(e) Change of Control. A Change of Control of the Borrower shall occur;

(f) ERISA. An event or condition specified in Section 7.11(b) shall occur or exist with respect to any Plan or Multiemployer Plan if as a result of such event or condition, together with all other such events or conditions, the Borrower or any ERISA Affiliate shall incur or in the opinion of the Majority Banks shall be reasonably likely to incur a liability to a Plan, a Multiemployer Plan or the PBGC (or any combination of the foregoing) which is, in the determination of the Majority Banks, material in relation to the consolidated financial condition, business, operations or prospects taken as a whole of the Borrower and its Subsidiaries;

(g) Judgments. (i) One or more non-interlocutory judgments, non-interlocutory orders, decrees of arbitration awards is entered against the Borrower or any Subsidiary involving in the aggregate a liability (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) as to any single or related series of transactions, incidents or conditions, of $1,000,000 or more, and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of 10 days after the entry thereof;

(ii) Any non-monetary judgment, order or decree is entered against the Borrower or any Subsidiary which does or would reasonably be expected to have a material and adverse effect on the assets, condition or prospects of the Borrower or any Subsidiary, and there shall be a period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

(h) Cease and Desist Order or Other Action. The FDIC or any other federal or state regulatory authority shall issue a cease and desist order or take other action of a disciplinary or remedial nature against the Borrower or any Subsidiary and such order or other action shall have a material adverse effect on the financial condition or continued operations of the Borrower or any Subsidiary or there shall occur with respect to any Subsidiary Bank any event which is grounds for the required submission of a capital restoration plan under 12 U.S.C. §1831o(e)(2) and the regulations thereunder, as amended;

(i) Noncompliance with Certain Covenants. The Borrower shall fail to comply with the provisions of Section 8.4, 8.5, 8.6, 8.9 or 8.10 hereof.

(j) Noncompliance with this Agreement. The Borrower shall fail to comply with any provision of this Agreement, which failure does not otherwise constitute an Event of Default, and (if such Event of Default is capable of being cured) such failure shall continue for 10 days;

(k) Bankruptcy — Filing of Petition. The Borrower or any Subsidiary shall file a petition or answer or consent seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other applicable federal, state or foreign bankruptcy law or other similar law, or the Borrower or any Subsidiary shall consent to the institution of proceedings thereunder or the filing of any such petition or to the appointment or taking possession of a receiver, liquidator, assignee, trustee, custodian, sequestrator or similar official of the Borrower or any Subsidiary or the Borrower or any Subsidiary shall take any corporate action to approve any of the foregoing;

(l) Bankruptcy — Entry of Order for Relief. There shall be entered a decree or order by a court constituting an order for relief in respect of the Borrower or any Subsidiary under Title 11 of the United States Code, as now constituted or hereafter amended, or any other applicable federal, state or foreign bankruptcy law or other similar law, or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or similar official of the Borrower or any Subsidiary or of any substantial part of their respective properties, or ordering the winding-up of or liquidation of the affairs of the Borrower or any Subsidiary or ordering the merger or consolidation of the Borrower or any Subsidiary with or into any other entity, and any such decree or order shall continue unstayed and in effect for a period of 30 consecutive days; or

(m) Insolvency. The Borrower or any Subsidiary shall become insolvent or shall fail or be unable to pay its debts as they mature, or shall admit in writing its inability to pay its debts as they mature, or shall make a general assignment for the benefit of its creditors, or shall enter into any composition or similar agreement, or shall suspend the transaction of all or a substantial portion of its usual business, or any Subsidiary Bank shall have its charter to operate as a bank or savings and loan association revoked, shall be closed by any regulatory authority, or shall cease to have deposits insured by the FDIC.

9.2 Remedies. Upon the occurrence of any Event of Default set forth in subsections (a) through (j) of Section 9.1 and during the continuance thereof, the Agent, on request of the Majority Banks, shall declare the Commitments to be terminated and/or declare the Loans and any other amounts payable hereunder and under the Notes to the Agent and the Banks to be immediately due and payable, whereupon the Commitments shall be forthwith terminated and/or the Loans and any other amounts payable hereunder and under the Notes shall forthwith become due and payable. Upon the occurrence of any Event of Default set forth in subsections (k) through (m) of Section 9.1, the Commitments shall be immediately and automatically terminated and the Loans and any other amounts owed to the Agent and the Banks hereunder and under the Notes shall be immediately and automatically due and payable without action of any kind on the part of Agent or any Bank. The Borrower expressly waives diligence, presentment, demand, notice, or protest of any kind in connection herewith.

SECTION 10. THE AGENT

10.1 Appointment, Powers and Immunities. Each Bank hereby irrevocably appoints and authorizes the Agent to act as its agent hereunder and under the Notes with such powers as are specifically delegated to the Agent by the terms of this Agreement, together with such other powers as are reasonably incidental thereto. The Agent: (a) shall not have any duties or responsibilities except those expressly set forth in this Agreement, and shall not by reason of this Agreement be a trustee for any Bank; (b) shall not be responsible to the Banks for any recitals, statements, representations or warranties contained in this Agreement, the Notes, or in any certificate or other documents referred to or provided for in, or received by any of them under, this Agreement, the Notes, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, any Note or any other document referred to or provided for herein or for any failure by the Borrower or any other Person to perform any of its obligations hereunder or thereunder; (c) shall not be required to initiate or conduct any litigation or collection proceedings hereunder; and (d) shall not be responsible for any action taken or omitted to be taken by it hereunder or under any other document or instrument referred to or provided for herein or in connection herewith, except for its own gross negligence or willful misconduct. The Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith. The Agent may deem and treat the payee of any Note as the holder thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof shall have been filed with the Agent.

10.2 Reliance by Agent. The Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone or telecopy) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or

Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Agent. As to any matters not expressly provided for by this Agreement, the Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder in accordance with instructions signed by the Majority Banks, and such instructions of the Majority Banks and any action taken or failure to act pursuant thereto shall be binding on all of the Banks.

10.3 Defaults. The Agent shall not be deemed to have knowledge or notice of the occurrence of a Default unless the Agent has received notice from the Borrower or any Bank specifying such Default and stating that such notice is a “Notice of Default.” In the event that the Agent receives such a notice of the occurrence of a Default, the Agent shall give prompt notice thereof to the Banks. The Agent shall (subject to Section 10.1 and Section 10.7 hereof) take such action with respect to such Default as shall be directed by the Majority Banks, provided that, unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interest of the Banks.

10.4 Rights as a Bank. With respect to its Commitment and its Loans, SunTrust in its capacity as a Bank hereunder shall have the same rights and powers hereunder as any other Bank and may exercise the same as though it were not acting as the Agent, and the term “Bank” or “Banks” shall, unless the context otherwise indicates, include SunTrust in its individual capacity. SunTrust and its affiliates may (without having to account therefor to any Bank) accept deposits from, lend money to and generally engage in any kind of banking, trust or other business with the Borrower (and any of its affiliates) as if it were not acting as the Agent, and SunTrust and its affiliates may accept fees (including the agency fee contemplated by Section 3.2) and other consideration from the Borrower for services in connection with this Agreement or otherwise without having to account for the same to the Banks.

10.5 Indemnification. The Banks agree to indemnify the Agent (to the extent not reimbursed under Section 11.3 hereof, but without limiting the obligations of the Borrower under said Section 11.3), ratably in accordance with their respective Percentages, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this Agreement, the Notes or any other documents contemplated by or referred to herein or the transactions contemplated hereby (including, without limitation, the costs and expenses which the Borrower is obligated to pay under Section 11.3 hereof but excluding, unless a Default has occurred and is continuing, normal administrative costs and expenses incident to the performance of its agency duties hereunder) or the enforcement of any of the terms hereof or of any such other documents, provided that no Bank shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the Agent.

10.6 Non-Reliance on Agent and other Banks. Each Bank agrees that it has, independently and without reliance on the Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Borrower and its Subsidiaries and decision to enter into this Agreement and accept its Note and that it will, independently and without reliance upon the Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement and its Note. The Agent shall not be required to keep itself informed as to the performance or observance by the Borrower of this Agreement or any other document referred to or provided for herein or to inspect the properties or books of the Borrower or any of its Subsidiaries. Except for notices, reports and other documents and information expressly required to be furnished to the Banks by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the affairs, financial condition or business of the Borrower or any of its Subsidiaries (or any of their affiliates) which may come into the possession of the Agent or any of its affiliates.

10.7 Failure to Act. Except for action expressly required of the Agent hereunder, the Agent shall in all cases be fully justified in failing or refusing to act hereunder unless it shall receive further assurances to its satisfaction from the Banks of their indemnification obligations under Section 10.5 hereof against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

10.8 Resignation of Agent. Subject to the appointment and acceptance of a successor Agent as provided below, the Agent may resign at any time by giving forty-five (45) days’ notice thereof to the Agent, the Banks and the Borrower. Upon any such resignation, the Majority Banks shall have the right to appoint a successor to the resigning Agent. If no successor shall have been so appointed by the Majority Banks and shall have accepted such appointment within forty-five (45) days after the Agent’s giving of notice of resignation, then the resigning Agent may, on behalf of the Banks, appoint a successor Agent, which shall be a bank and which has capital, surplus and undivided profits of at least $500,000,000. Upon the acceptance of any appointment as the Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning Agent, and the resigning Agent shall be discharged from its duties and obligations hereunder. After the resigning Agent’s resignation hereunder, the provisions of this Section 10 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Agent.

SECTION 11. MISCELLANEOUS

11.1 Waiver. No failure on the part of the Agent or any Bank to exercise, no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Agreement or any Note shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

11.2 Notices. Except as otherwise provided in this Agreement, all notices and other communications provided for herein shall be given or made in writing and telecopied, mailed or delivered to the notice address of the intended recipient set forth on the signature pages hereof, or as to any party, at such other address as shall be designated by such party in a notice to each other party. Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given when properly transmitted by telecopier or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid.

11.3 Expenses, Etc. The Borrower agrees to pay or reimburse each of the Banks and the Agent for: (a) all reasonable out-of-pocket costs and expenses of the Agent (including, without limitation, the reasonable fees and expenses of Mayer, Brown, Rowe & Maw LLP, special counsel to the Agent) in connection with (i) the negotiation, preparation, execution and delivery of this Agreement and the Notes and (ii) any amendment, modification or waiver of any of the terms of this Agreement or any of the Notes; (b) all reasonable costs and expenses of the Banks and the Agent (including reasonable counsels’ fees (which counsel may be employees of the Agent or the Banks)) in connection with any Default and any enforcement or collection proceedings resulting therefrom; and (c) all transfer, stamp, documentary or other similar taxes, assessments or charges levied by any governmental or revenue authority in respect of this Agreement, the Notes or any other document referred to herein.

11.4 Amendments, Etc. Except as otherwise expressly provided in this Agreement, any provision of this Agreement may be waived, amended or modified only by an instrument in writing signed by the Borrower, the Agent and the Majority Banks; provided that no amendment, modification or waiver shall, unless by an instrument signed by the Agent and all of the Banks: (a) increase or extend the term of the Commitments, except as provided in Section 2.10, or extend the Revolving Credit Commitment Termination Date, (b) extend any date fixed for the payment of any principal of or interest on any Loan or any fee, (c) reduce the amount of any payment of principal thereof or the rate at which interest is payable thereon or any fee is payable hereunder, (d) alter the terms of this Section 11.4 or of Section 11.6(a), (e) amend the definition of the term “Majority Banks” or (f) waive any of the conditions precedent set forth in Section 6 hereof.

11.5 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

11.6 Assignments and Participations.

(a) The Borrower may not assign its rights or obligations hereunder or under the Notes without the prior consent of all of the Banks and the Agent.

(b) No Bank may assign any of its Loans, its Note or its Commitment without the prior consent of the Borrower and the Agent; provided, that (i) any such assignment shall be in the amount of $1,000,000 or an integral multiple of $1,000,000 in excess thereof; (ii) no Bank may assign in the aggregate more than 49% of the greatest amount of its Commitment after the date hereof, (iii) the Bank making such assignment shall pay a processing fee to the Agent in the amount of $2,000, (iv) such assigning Bank shall also simultaneously assign to such assignee Bank the same proportion of each of its Loans then outstanding (together with the same proportion of its Note then outstanding) and (v) no consent of the Borrower shall be required in respect of any assignment (A) at any time that an Event of Default shall have occurred and be continuing or (B) to any Bank or affiliate of any Bank. In addition, any Bank may at any time, without the consent of the Borrower or the Agent, assign all or any portion of its rights under this Agreement and its Note to a Federal Reserve Bank; provided, that no such assignment to a Federal Reserve Bank shall release the transferor Bank from its obligations hereunder. Upon written notice to the Borrower and the Agent of an assignment permitted by the provisos of the preceding sentence (which notice shall identify the assignee Bank, the amount of the assigning

Bank’s Commitment and Loans assigned in detail reasonably satisfactory to the Agent) and upon the effectiveness of any assignment consented to by the Borrower and the Agent, the assignee shall have, to the extent of such assignment (unless otherwise provided in such assignment with the consent of the Borrower and the Agent), the obligations, rights and benefits of a Bank hereunder holding the Commitment and Loans (or portions thereof) assigned to it (in addition to the Commitment and Loans, if any, theretofore held by such assignee) and the assigning Bank shall, to the extent of such assignment, be released from the Commitment (or portions thereof) so assigned.

(c) A Bank may, with the consent of the Borrower, sell or agree to sell to one or more other Persons a participation in all or any part of any Loan held by it or Loans made or to be made by it, in which event each such participant shall not have any rights or benefits under this Agreement or any Note (the participant’s rights against such Bank in respect or such participation to be those set forth in the agreement (the “Participation Agreement”) executed by such Bank in favor of the participant). All amounts payable by the Borrower to any Bank under Section 5 hereof shall be determined as if such Bank had not sold or agreed to sell any participations in such Loan and as if such Bank were funding the portion of such Loan in which no participations have been sold. In no event shall a Bank that sells a participation be obligated to the participant under the Participation Agreement to take or refrain from taking any action hereunder or under such Bank’s Note except that such Bank may agree in the Participation Agreement that it will not, without the consent of the participant, agree to (i) the increase or extension of the term, or the extension of the time or waiver of any requirement for the reduction or termination, of such Bank’s Commitment, (ii) the extension of any date fixed for the payment of principal of or interest on the related Loan or Loans or any fee (if the participant is entitled to any part thereof), (iii) the reduction of any payment of principal thereof, or (iv) the reduction of the rate at which either interest is payable thereon or (if the participant is entitled to any part thereof) commitment fee is payable hereunder to a level below the rate at which the participant is entitled to receive interest or a commitment fee (as the case may be) in respect of such participation.

(d) A Bank may furnish any non-public information concerning the Borrower or any of its subsidiaries in the possession of such Bank from time to time to actual or prospective assignees and participants; provided that such recipient shall agree with such Bank (on behalf of itself and each of its affiliates, directors, officers, employees and representatives) that (A) the information so furnished will not be used by it except in connection with this Agreement and (B) it shall use reasonable precautions, in accordance with its customary procedures for handling confidential information and in accordance with safe and sound banking practices, to keep such information confidential, provided that nothing in such agreement shall limit the disclosure of such information (i) to the extent required by statute, rule, regulation or judicial process, (ii) to its counsel or to counsel for any of the Banks or the Agent, (iii) to bank examiners, auditors or accountants or other professional advisors, (iv) to the Agent or any other Bank, (v) in connection with any litigation to which the Agent or any one or more of the Banks is a party or (vi) to the extent such information has become public (other than by its breach of such agreement).

11.7 Survival. The obligations of the Borrower under Sections 5.1, 5.5 and 11.3 hereof shall survive the repayment of the Loans and the termination of the Commitments.

11.8 Captions. The table of contents and captions and Section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

11.9 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing one or more of such counterparts.

11.10 Jurisdiction, Service of Process.

(a) Any suit, action or proceeding against the Borrower with respect to this Agreement or the Notes or any judgment entered by any court in respect of any thereof may be brought in the courts of the State of New York located in Manhattan or in the U.S. District Court for the Southern District of New York as the Agent or any Bank may elect, and the Borrower hereby submits to the non-exclusive jurisdiction of each such court for the purpose of any such suit, action or proceeding. The Borrower consents to the service of process upon it in any such suit, action or proceeding by regular first class mail addressed to it at its address specified in Section 11.2. The foregoing shall not, however, limit the right of the Agent or any Bank to serve process in any other manner permitted by law or to commence any suit, action or proceeding or to obtain execution of judgment in any appropriate jurisdiction. Without limiting the foregoing, the Borrower further agrees that the Agent or any Bank may at their option submit any dispute which may arise in connection with this Agreement or the Notes to any other court having jurisdiction over the Borrower or the Borrower’s property.

(b) The Borrower hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the Notes brought in the courts of the State of New York located in Manhattan or the U.S. District Court for the Southern District of New York, and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

11.11 Set-off. The Borrower agrees that in addition to any right of recoupment, set-off, banker’s lien or counterclaim the Agent or any Bank may otherwise have, the Agent and each Bank shall be entitled to offset deposits (including all account balances, whether provisional or final and whether or not collected or available) and other claims of the Borrower at any of the Agent’s or such Bank’s offices, in Dollars or in any other currency, against any amount payable to the Agent or such Bank hereunder which is not paid when due (regardless of whether such deposits and other claims are then due).

11.12 Governing Law. THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAW OF THE STATE OF NEW YORK.

11.13 Waiver of Jury Trial. THE BORROWER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

BOSTON PRIVATE FINANCIAL HOLDINGS, INC.

By:
Name:
Title:

Address:	Ten Post Office Square
Boston, Massachusetts 02109
Telecopier No.	(617) 912-4421
Attention:	Walter M. Pressey
Telephone No.	(617) 912-1921

SUNTRUST BANK,
as Administrative Agent and Structuring Agent

By:
Name:

Address:	SunTrust Plaza
303 Peachtree Street, Floor
Atlanta, Georgia 30308
Telecopier No.:	(404) 581-1775

Attention:	James Bradshaw
Director
Telephone No.:	(404) 588-7565

BANKS:

SUNTRUST BANK

By:
Name:
Title:

Address:	SunTrust Plaza
303 Peachtree Street-_ Floor
Atlanta, Georgia 30308
Telecopier No.:	(404) 581-1775

Attention:	James Bradshaw
Director

Telephone No.:	(404) 588-7565

THE NORTHERN TRUST COMPANY

By:
Name:
Title:
Address:	50 South LaSalle Street
Chicago, Illinois 60675

Telecopier No.:	(312) 557-8337

Attention:	Thomas E. Bernhardt
Vice President

Telephone No.:	(312) 557-1273

S-4